Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Diversified Dividend and Income Fund

Nuveen Tax-Advantaged Total Return Strategy Fund

Nuveen Tax-Advantaged Dividend Growth Fund:

We consent to the use of our reports dated February 25, 2021, with respect to the financial statements of Nuveen Diversified Dividend and Income Fund, Nuveen Tax-Advantaged Total Return Strategy Fund, and Nuveen Tax-Advantaged Dividend Growth Fund, as of December 31, 2020, incorporated herein by reference, and to the references to our firm under the headings “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

June 28, 2021